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                                                                    Exhibit 99.1


[LOGO OF PILOT NETWORK SERVICES, INC.]

Contact:
Donald J. Marsee
Chief Financial Officer
510-433-7800 or dmarsee@pilot.net


  Pilot Network Services Receives Notice of Redemption of Preferred Stock And Of Failure to Comply With Additional Nasdaq Listing Requirements

ALAMEDA, Calif., April 26 /PRNewswire/ -- Pilot Network Services, Inc.(R) (Nasdaq: PILT), the first provider of highly secure, subscription-based e-
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business services, today announced that it has been notified by Nasdaq that
Pilot currently fails to comply with Nasdaq's independent director and audit committee composition requirements.

Due to previously announced resignations of two independent directors, Pilot is no longer in compliance with Nasdaq Marketplace Rules 4350(c) and 4350(d)(2), which relate to independent director and audit committee composition requirements.

Pilot's failure to comply with Nasdaq's independent director and audit committee composition requirements is scheduled to be addressed at an oral hearing before a Nasdaq Listing Qualifications Panel on May 11, 2001. Pilot's previously announced non-compliance with Nasdaq's net tangible asset requirement will be addressed at the same hearing. There can be no assurance that the decision of the Nasdaq Listing Qualifications Panel will be favorable to Pilot.
Pilot also announced that it was notified today by Marshall Capital Management, Inc. that Marshall Capital claims that a mandatory redemption event has occurred under the terms of Pilot's outstanding Series A Preferred Stock. Marshall Capital claims that the mandatory redemption event is the failure of the Company to pay to Marshall Capital a cash dividend on the Series A Preferred Stock.

Pilot intends to contest the right of Marshall Capital to claim that the failure to pay a dividend in the Company's current financial circumstances constitutes a redemption event. However, as previously announced, if Pilot's securities are delisted by the Nasdaq a mandatory redemption event would occur at that time.

About Pilot Network Services, Inc.

Pilot Network Services, Inc. is the first provider of highly secure, subscription-based e-business services. As the Security Utility(TM) pioneer, Pilot enables secure e-business for companies of all sizes in every industry by providing a wide range of services with built-in security to protect enterprise networks. Pilot protected e-business services include secure hosting, Internet access
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and gateways, and extranet/VPN services. Customers can choose options including encryption, authentication, access control, virus scanning, and web filtering. Pilot provides the highest level of protection available today by connecting businesses to the Internet through Pilot Security Centers. Protection from hackers, viruses, and other threats is built into the Pilot network with an advanced, distributed security architecture called the Pilot Heuristic Defense Infrastructure(TM) (HDI(TM)). The Pilot HDI combines the most advanced technology with 24 x 7 monitoring by security engineers to continually evolve and proactively defend Pilot clients' e-business interactions against attack. Pilot can be reached at 888-40-PILOT or online at www.pilot.net and info@pilot.net.

CONTACT: Pilot Network Services, 510-433-7800.